                           CTI Industries Corporation
                    Corporation of Earnings (Loss) Per Share
                     And Equivalent Shares of Common Stock
                for the Nine months ended July 31, 1996 and 1997

                                                          Nine Months Ended July 31, 1996           Nine Months Ended July 31, 1997
                                                          -------------------------------           -------------------------------
                                                          Primary           Fully Diluted           Primary           Fully Diluted
                                                          -------------------------------           -------------------------------

AVERAGE SHARES OUTSTANDING
  1. Weighted average number of shares of common stock
       outstanding during the period                       1,038,407           1,038,407             996,363                996,363
  2. Net additional shares assuming stock options and
       warrants exercised and proceeds used to purchase
       treasury shares                                       263,695             263,695             263,695                263,695

  3. Additional shares incured upon common shares of
       preferred stock                                            --                  --                  --              1,011,489
                                                           ---------           ---------           ---------              ---------

  4. Weighted average number of shares and equivalent
       shares of common stock outstanding during the
       period                                              1,302,102           1,302,102           1,260,058              2,271,547
                                                           =========           =========           =========              =========

EARNINGS (LOSS)
  5. Net earnings (loss)                                  ($ 128,121)         ($ 128,121)          $ 347,133              $ 347,133
  6. Less dividends applicable to convertible
        preferred stock                                      (41,711)            (41,711)            (97,500)               (97,500)
                                                           ---------           ---------           ---------              ---------
  7. Earnings (loss) applicable to common shares            (169,832)           (169,832)          $ 249,633              $ 249,633
  8. Addback dividends applicable to convertible
        preferred stock                                           --                  --                  --                 97,500
                                                           ---------           ---------           ---------              ---------
  9. Amount for per share corporation                      ($169,832)          ($169,832)          $ 249,633              $ 347,133
                                                           =========           =========           =========              =========

PER SHARE AMOUNTS

     Earnings (loss) applicable to common shares
      (line 3/ line 4)                                        ($0.13)             ($0.13)              $0.20                  $0.15
                                                           =========           =========           =========              =========
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     Earnings (loss) per share is computed by dividing net earnings (loss), less convertible preferred stock dividends, by the weighted average number of shares of common stock and common stock equivalents (common stock warranties and convertible preferred stock) outstanding during the period.

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